Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

dated as of October 19, 2012

among

ROVION, LLC, as the Buyer,

POINT ROLL, INC., the sole manager and member of the Buyer,

and

LOCAL CORPORATION, as the Seller

i

Table of Contents (continued)

ii

Exhibits

Exhibit A	License Agreement
Exhibit B	Krillion License Agreement
Exhibit C	Bill of Sale
Exhibit D	Copyright Assignment
Exhibit E	Domain Name Assignment
Exhibit F	Instrument of Assumption
Exhibit G	Form of Confidentiality and Assignment of Inventions Agreement
Exhibit H	Landlord Assignment, Assumption and Amendment to Lease Agreement
Exhibit I	Form of Employment Agreement
Exhibit J	Escrow Agreement
Exhibit K	Seller’s Form 8-K

Schedules

Schedule 2.1(b)	Excluded Assets
Schedule 2.7	Allocation of Purchase Price
Schedule 3.1	States Qualified to do Business
Schedule 3.3(c)	Conflicting Agreements
Schedule 3.5	Liabilities Since Balance Sheet Date
Schedule 3.8(b)	Acquired Assets not in Possession of the Seller
Schedule 3.8(c)	Fixed Assets
Schedule 3.9	Leases
Schedule 3.9(d)	Seller Assignments, Transfers, Conveyances, or other Encumbrances
Schedule 3.10(a)	Intellectual Property
Schedule 3.10(b)(i)	Intellectual Property with Liens
Schedule 3.10(b)(ii)	Seller Licensed Intellectual Property
Schedule 3.10(c)	Intellectual Property Infringement
Schedule 3.10(d)	Seller Employee and Consultant Non-Disclosure Agreements
Schedule 3.10(e)	Seller Intellectual Property Defects, Program Errors, or Nonconformance
Schedule 3.10(i)	Third Party Intellectual Property Subject to Open Source License
Schedule 3.10(j)	Third Party Possession of Product Source Code
Schedule 3.11	Material Contracts
Schedule 3.11(b)	Deficient Contracts
Schedule 3.12	Affiliate Transactions
Schedule 3.14	Insurance
Schedule 3.15	Litigation
Schedule 3.15(e)	Impact of New Laws and Regulations
Schedule 3.16(a)	Seller Plans
Schedule 3.16(c)	Agreements with Seller Employees
Schedule 3.16(e)	Seller Vacation, Sick Days, Paid Time Off Policies
Schedule 3.16(f)	Potential Payments Upon Execution of Agreement
Schedule 3.16(g)	Non-Qualified Deferred Compensation Plans
Schedule 3.17	Seller Employees
Schedule 3.17(a)	Sellers Employees Without Confidentiality Agreements with Seller

- i -

Schedule 3.20	Licenses and Authorizations
Schedule 5.1(g)	Confidentiality and Assignment of Inventions Agreement Employee List
Schedule 5.1(i)	Assigned Contracts
Schedule 5.10(o)	Rovion, Inc. Trademarks
Schedule 5.10(p)	Rovion, Inc. Copyrights
Schedule 5.10(q)	Rovion, Inc. Domain Names
Schedule 6.9	Accounts Receivable

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of October 19, 2012 by and between Rovion, LLC, a Delaware limited liability company (the “Buyer”), and Local Corporation, a Delaware corporation (the “Seller”). The sole manager and member of the Buyer is Point Roll, Inc., a Delaware corporation (“Point Roll”), and Point Roll has signed this Agreement solely for the purposes of the indemnification obligations in Article VII hereof.

This Agreement contemplates a transaction in which the Buyer will purchase selected assets, and assume certain of the liabilities, of the Seller.

In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Acquired Assets” means all of the assets, properties and rights of the Seller primarily used or primarily held for use in the conduct of the Business existing as of the Closing other than the Excluded Assets, including, to the extent primarily used, primarily held for use in the conduct of the Business or arising primarily out of the Business, as applicable, the following:

(a) all trade and other accounts receivable that are payable to the Seller, and all rights to unbilled amounts for Products delivered or services provided, together with any security held by the Seller for the payment thereof;

(b) all inventories of raw materials, work in process, finished goods, supplies, packaging materials, spare parts and similar items, wherever located, including consignment inventory and inventory held on order or in transit;

(c) all computers, machinery, equipment, tools and tooling, furniture, fixtures, supplies, leasehold improvements, motor vehicles and other tangible personal property;

(d) all Seller Intellectual Property;

(e) all rights under Assigned Contracts;

(f) all claims, prepayments, deposits, refunds, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment;

(g) all books (to the extent not Excluded Assets), records, data, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), software programming and procedural manuals, Seller Intellectual Property records, sales and promotional materials, studies, reports and other printed or written materials (including all data or other information stored on discs, tapes or other forms of media);

(h) to the extent legally assignable, all right, title and interest of the Seller in and to all licenses, Permits and other governmental authorizations reasonably necessary to use the Acquired Assets in the manner currently used or currently anticipated to be used in the operation of the Business;

(i) all rights, warranties, guarantees and recourse to past providers of professional services and materials by third parties contracting with the Seller;

(j) all right, title and interest of the Seller in and to any trade or barter arrangements;

(k) all telephone, telex and telephone facsimile numbers, website and e-mail addresses and other directory listings;

(l) all right, title and interest to the name “Rovion” to the extent of Seller’s rights therein;

(m) all of the Seller’s goodwill in and going concern value of the Business; and

(n) all other assets reflected on the Closing Date Balance Sheet, other than Excluded Assets.

“Affiliate” means any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Agreed Amount” means part, but not all, of the Claimed Amount.

“Ancillary Agreements” means the bill of sale and other instruments of conveyance referred to in Section 2.6(b)(iii), the instrument of assumption and other instruments referred to in Section 2.6(b)(iv).

“Assigned Contracts” means any contracts, agreements or instruments to which the Seller is a party that relate primarily to the operation of the Business, including any agreements or instruments securing any amounts owed to the Seller, any leases or subleases of real property, customer agreements and any licenses or sublicenses relating to Seller Intellectual Property other than the Excluded Assets.

“Assumed Liabilities” means all of the following liabilities of the Seller, to the extent they are not Retained Liabilities:

(a) all liabilities of the Seller set forth on the face of (and not solely in any notes to) the Closing Date Balance Sheet, to the extent they have not been paid or discharged prior to the Closing;

(b) all obligations of the Seller arising after the Effective Time under the Assigned Contracts, except to the extent such obligations, but for a breach or default by the Seller, would have been paid, performed or otherwise discharged on or prior to the Effective Time or to the extent the same arise out of any such breach or default; and

(c) all of the Seller’s Deferred Revenue to the extent set forth on the Closing Date Balance Sheet.

“Balance Sheet Date” means August 31, 2012.

“Business” means the operation of a self-service, rich media advertising platform and related toolset in the United States, which sells, creates, delivers and tracks rich media advertising for both national and local advertisers. The Business includes, without limitation, the operation of a rich media advertising toolset, known as Ad Composer, Ad Manager or Rovion Ad Management Platform, which allow for self-service rich media ad creation by professional media developers and novices alike, and subsequently enables the delivery, tracking and robust reporting of all ad activity through the control panel. The Business excludes all general and administrative functions, such as finance, human resources and other similar functions, provided by Seller in support of the Business, and the foregoing will not be included as part of the Business.

“Business Day” means any day that is not a Saturday or a Sunday or a day on which banks located in New York City are authorized or required by Law or executive order to be closed.

“Business Employees” means those employees of Seller as of the Closing Date listed on Schedule 3.17 who accept an offer of employment from the Buyer pursuant to this Agreement.

“Buyer Group Member” means the Buyer or any of its Affiliates or their respective directors, members, officers, employees, successors or assigns.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” means written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date one business day after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

“Code” means the Internal Revenue Code of 1986, as amended.

“Customers” means customers of the Business.

“Damages” means any and all liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, costs, settlement payments, awards, judgments, excise taxes, fines, fees, interest, penalties, deficiencies and expenses incurred in connection with and related to investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified hereunder (including reasonable fees and expenses of attorneys, accountants, financial advisors and other experts and professionals, and all other expenses of litigation and costs and expenses incurred in enforcing any related right of indemnification under this Agreement).

“Deferred Revenue” shall mean prepayment or pre-billing of customer services for Customers under the Assigned Contracts which have not yet been performed as of the Effective Time.

“Dispute” means the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Domain Names” means the domain names used, held for use in the conduct of the Business or arising out of the Business as set forth on Schedule 3.10(a).

“Effective Time” means 10:00 a.m. (Eastern) on the Closing Date.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(3) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, sick leave, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Employment Agreement” shall mean the Employment Agreement in substantially the form attached hereto as Exhibit I.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Seller or a subsidiary of the Seller.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” shall mean the Escrow Agreement among Seller, Buyer and Escrow Agent, in substantially the form attached hereto as Exhibit J.

“Excluded Assets” means all of the assets, properties and rights of the Seller that are not primarily used or primarily held for use in the conduct of the Business existing as of the Closing, including the following:

(a) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seal, minute book, stock transfer book and other documents relating solely to the organization and existence of the Seller as a corporation;

(b) all cash, cash equivalents, bank accounts and short-term investments;

(c) all rights relating to refunds, recovery or recoupment of Taxes paid by the Seller;

(d) all insurance policies of the Seller, as well as all proceeds which may be payable thereunder;

(e) all Seller Plans;

(f) any of the rights of the Seller under this Agreement or under the Ancillary Agreements;

(g) Seller’s minute books and corporate records;

(h) Commercial Lease Agreement between Kalnex Limited Partnership and Thrive Video, Inc. (predecessor to Rovion, Inc.), effective January 1, 2008, relating to 76 Summer Street, Boston, Massachusetts (the “Excluded Lease”), Sublease of Suite 520 under the Excluded Lease, and those assets listed on Schedule 2.1(b) attached hereto;

(i) any other asset, contract, agreement or instrument, creation or Intellectual Property or other right which does not pertain primarily to the conduct of the Business or the Acquired Assets.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any domestic or foreign national, supranational, state, provincial, municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority, any self-regulatory organization (including any stock exchange) and any arbitrational tribunal.

“Indebtedness” means (without duplication) any liability or obligation (i) for borrowed money (including the current portion thereof) or issued in substitution for or exchange for borrowed money, or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility (exclusive of issuance and maintenance fees), or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), (vi) all obligations of the type referred to in clauses (i) through (v) of any Person for which the Seller is responsible or liable, directly or indirectly, as guarantor, obligor or surety, or (vii) all obligations of the type referred to in clauses (i) through (vi) of any Person secured by a Security Interest on any property or asset of the Seller.

“Indemnifying Party” means the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” means all:

(a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents;

(b) trademarks, service marks, trade dress, internet domain names and any variants thereof (for example, .net, .biz, .info), logos, trade names, corporate names, telephone numbers, and registrations and applications for registration thereof, along with any associated goodwill;

(c) copyrights and registrations and applications for registration thereof, works of authorship, and internet web sites, including all content and materials displayed on such sites;

(d) mask works and registrations and applications for registration thereof;

(e) computer software, interfaces (e.g., APIs), programs and applications, data and documentation;

(f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, goodwill, technical data, processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer, advertiser and supplier lists and information;

(g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the Laws of all jurisdictions); and

(h) copies and tangible embodiments relating to any of the foregoing.

“Key Employees” means Brian Goss, David Simon, David Arslanian and Nick Rutherford.

“Krillion License Agreement” means that certain license agreement dated the date hereof between the Seller and Buyer, in the form attached hereto as Exhibit B.

“Law” means any law, statute, code, rule, decree, regulation, ordinance or order of a Governmental Entity.

“Lease” shall mean any lease or sublease pursuant to which the Seller leases or subleases to or from another party any real property that is used in connection with the Business.

“Legal Proceeding” means any action, suit, proceeding, claim, complaint, arbitration or investigation before any Governmental Entity or before any arbitrator.

“License Agreement” means that certain License Agreement dated as of the date hereof between Buyer and Seller, in the form attached hereto as Exhibit A.

“Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on (or in any such case, that is reasonably likely to have a material adverse effect on), the business, assets, liabilities, financial condition, business prospects, results of operations or cash flow of the Business, taken as a whole; provided, however, that any adverse change, event, circumstance, announcement or effect arising from or related to conditions generally affecting (i) the global securities markets, or the world economy or (ii) competitors of the Business (provided that such conditions do not affect the Business disproportionately as compared to the competitors of the Business) shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur.

“Material Contract” means each contract, agreement, indenture or instrument listed or required to be listed on Schedule 3.11.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, asbestos, mold, radon, polychlorinated biphenyls (PCBs), radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Open Source Software” shall mean any technology that is open source, public source, or freeware, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) of the Business.

“Parties” means the Buyer, the Seller and Point Roll.

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” means any person, employee, individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, non-governmental entity or Governmental Entity.

“PII” means any data about an individual that could potentially identify that person, such as name, biometric data, email address, street address, telephone number or social security number.

“Products” means, collectively, the products and services that Seller (i) currently develops, markets, sells or licenses under the Business, or (ii) has developed, marketed, sold or licensed under the Business since May 5, 2011, except that Seller’s real-time or location-based shopping information feed provided by its Krillion, Inc. subsidiary for incorporation into Rovion rich media ad units is specifically not included in the Products.

“Response” means a written notice to the Indemnified Party containing the information provided for in Section 7.2(b).

“Retained Liabilities” means any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities. The Retained Liabilities shall include all liabilities and obligations of the Seller:

(a) for costs and expenses incurred by Seller in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

(b) under this Agreement or the Ancillary Agreements;

(c) for any Taxes arising on or prior to the Closing, including taxes measured by income of the Seller earned prior to the Closing, any liabilities for federal or state income tax and FICA taxes of employees of the Seller which the Seller is legally obligated to withhold, any liabilities of the Seller for employer FICA and unemployment taxes incurred, any liabilities of the Seller for sales, use or excise taxes or customs and duties (including sales, use or excise taxes arising from the sale of the Acquired Assets pursuant to this Agreement), and any property taxes, except for Taxes which are shared by the parties pursuant to Section 8.11;

(d) arising prior to the Closing under the Assigned Contracts, and all liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract;

(e) arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any Law (including Environmental Laws), any judgment, decree or order of any Governmental Entity, or any Permit or that give rise to liabilities or obligations with respect to Materials of Environmental Concern;

(f) to pay any salary, bonus, vacation, sick pay, paid time off accruals or other compensation to Seller Employees for periods on or prior to the Effective Time (except to the extent properly set forth on the Closing Date Balance Sheet or released and discharged pursuant to any Employment Agreement with a Key Employee) and to pay severance benefits to any employee of the Seller whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement (except to the extent properly set forth on the Closing Date Balance Sheet or released and discharged pursuant to any Employment Agreement with a Key Employee), and all liabilities resulting from the termination of employment of employees of the Seller prior to or at the Closing that arose under any Law or under any Seller Plan;

(g) to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, manager, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise and any related liability or obligation);

(h) injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers’ compensation claim);

(i) in respect of any Excluded Asset;

(j) for any Indebtedness of the Seller;

(k) for medical, dental and disability benefits (both long-term and short-term benefits), whether insured or self-insured, owed to employees or former employees of the Seller on or prior to the Closing; and

(l) relating to any Seller Plans.

“Security Interest” means any lien (statutory or otherwise), hypothecation, encumbrance, security interest, mortgage, pledge, restriction, charge, instrument, license, litigation, preference, priority, security agreement, easement, covenant, encroachment, option or other interest in the subject property, including any right of recovery, Tax, order of any Governmental Entity or other claim thereagainst or any claim based on any theory that Buyer is a successor, transferee or continuation of Seller or the Business, whether or not secured, filed, noticed, recorded, contingent, or known.

“Seller Certificate” shall mean a certificate, executed by the Seller, to the effect that each of the conditions specified in clauses (a) through (e) (insofar as clause (d) relates to Legal Proceedings involving the Seller) of Section 5.1 is satisfied in all respects.

“Seller Group Member” means the Seller or any of its Affiliates or their respective directors, members, officers, employees, successors or assigns.

“Seller Intellectual Property” means the Intellectual Property owned by or licensed to the Seller and covering, incorporated in or underlying primarily the Products or used primarily, held for use primarily in the conduct of the Business or arising primarily out of the Business, including the Intellectual Property set forth on Schedule 3.10, but specifically excluding those licenses set forth on Schedule 3.10(b)(ii).

“Seller Plan” means any Employee Benefit Plan maintained, or contributed to, by the Seller, any subsidiary of the Seller or any ERISA Affiliate, in which any Seller Employee participates.

“Seller’s Knowledge” means the actual knowledge of Seller’s CEO, COO, CFO or any of the Key Employees after due inquiry, or a fact or matter that such an individual reasonably would be expected to become aware if such individual conducted a reasonably comprehensive investigation regarding the accuracy of such fact or matter.

“Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any other Governmental Entity, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and any liability in respect thereof as a result of any tax sharing arrangements.

“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

“Termination of Employment” means the termination of full-time employment with the Company for any reason, including by reason of death, disability, retirement, resignation or termination by the Company, with or without good reason.

“Third Party Action” means any pending or threatened (in writing) suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Buyer Group Member or Seller Group Member under Article VII.

1.2 Other Defined Terms. The following terms are defined in the Sections hereof listed below:

Defined Term	Section
Agreement	Preamble
Anti-Bribery Laws	3.21
Balance Sheet Test	2.4(c)
Buyer	Preamble
Closing Date Balance Sheet	2.4(c)
Escrow Amount	2.5(a)
Financial Statements	3.5(a)
Indemnified Party	7.2(a)
Non-Qualified Deferred Compensation Plan	3.16(l)
Personal Data	3.10(h)
Preliminary Balance Sheet	2.4(d)
Purchase Price	2.3
Release Date	2.5(a)
Seller	Preamble
Seller Employee	3.17(a)
Seller Licensed Intellectual Property	3.10(b)

1.3 References. Except as otherwise expressly provided in this Agreement, for all purposes of this Agreement: (a) the terms defined in this Agreement include the plural as well as the singular; (b) all references in this Agreement to designated “Articles,” “Sections,” “Exhibits,” and other subdivisions are to the designated Articles, Sections, Exhibits, and other subdivisions of this Agreement; (c) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (e) “or” has the inclusive meaning represented by the phrase “and/or”; (f) “including” and “includes” shall be deemed to be followed by “but not limited to” and “but is not limited to,” respectively; (g) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; (h) references to statutes shall include all regulations promulgated thereunder, references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (i) all references in this Agreement to dollars or “$” means United States dollars; (j) all references in this Agreement to days means calendar days unless business days are specified; and (k) “shall” and “will” mean “must”, and “shall” and “will” have equal force and effect.

ARTICLE II

THE ASSET PURCHASE

2.1 Purchase and Sale of Assets.

(a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing, for the consideration specified below in this Article II, all right, title and interest in, to and under the Acquired Assets, free and clear of all Security Interests.

(b) Notwithstanding the provisions of Section 2.1(a), the Acquired Assets shall not include any of the Excluded Assets.

2.2 Assumption of Liabilities.

(a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, from and after the Closing, the Assumed Liabilities.

(b) Notwithstanding the terms of Section 2.2(a) or any other provision of this Agreement to the contrary, the Buyer shall not assume or become responsible for any of, and the Seller shall remain liable for each and all of, the Retained Liabilities.

2.3 Purchase Price. The aggregate purchase price to be paid by Buyer for the Acquired Assets and Assumed Liabilities, as the same may be adjusted pursuant to Section 2.4 (the “Purchase Price”), is $3,900,000.

2.4 Adjustments.

(a) Closing Date Income Allocations. The Seller shall be entitled to all income earned and be responsible for all expenses incurred in connection with the operation of the Business prior to the Effective Time. The Buyer shall be entitled to all income earned and be responsible for all expenses incurred in connection with the operation of the Business on and after the Effective Time, except that Seller shall be entitled to all income earned and be responsible for all expenses incurred in connection with Seller’s use of the Seller Intellectual Property licensed to Seller pursuant to the License Agreement.

(b) Other Adjustments. All items of income and expense directly relating to the operation of the Business, other than the income and expenses referred to above, shall be prorated between Seller and Buyer as of the close of business on the day preceding the Closing Date. Such items to be prorated shall include, without limitation, power and utility charges, personal property taxes and real property taxes. This Section 2.4 shall not be interpreted, however, so as to provide a double payment or double credit to the Seller or the Buyer for any item in the calculation of the Preliminary Balance Sheet or the Closing Date Balance Sheet.

(c) Adjustment to Purchase Price Based on Balance Sheet Test. The Seller and the Buyer agree that the Purchase Price will be adjusted as of the Closing Date as follows: If on the Closing Date the current assets of the Business exceed total liabilities (as described below) of the Business by more than $1.00, the Purchase Price will be increased by the amount of such excess. If on the Closing Date the total liabilities of the Business exceed current assets (as described below) of the Business by more than $1.00, the Purchase Price will be reduced by the amount of such excess. The calculations described above are referred to herein as the “Balance Sheet Test”. In computing the adjustment described above, the Closing Date Balance Sheet shall be prepared in accordance with GAAP, except that accrued rebates, Deferred Revenue, and any trade or barter obligations acquired hereunder (valued at fair value as reasonably determined by Buyer), and all other liabilities of the Business (whether or not required to be so treated by GAAP) will be included in total liabilities. Excluded from total liabilities will be any liabilities (including, without limitation, accrued rent, future lease payments and other future facility related expenses) related to the Lease pertaining to office space located at 7 Water Street, Boston, MA 02109. Excluded from current assets will be all trade and other accounts receivable that are payable to the Seller, and all rights to unbilled amounts for Products delivered or services provided by Seller. Notwithstanding the foregoing, all Affiliate receivables or liabilities will be treated as shareholders’ equity and will be excluded from the Balance Sheet Test and will not be assumed by the Buyer.

(d) Adjustment Calculations. On the day preceding the Closing Date, to the extent practicable, the adjustments provided in this Section 2.4 shall be made to the Purchase Price on the basis of a preliminary statement of assets and liabilities of the Business based on the then most recently available monthly financial statements of the Seller (the “Preliminary Balance Sheet”) prepared by the Seller, with each line item prepared in accordance with GAAP (subject to exceptions set forth in this Section 2.4). Within 180 days after the Closing Date, the Buyer will prepare a statement of assets and liabilities of the Business as of the close of business on the day preceding the Closing Date (the “Closing Date Balance Sheet”), prepared in a manner consistent with the Preliminary Balance Sheet, reflecting the adjustments provided in this Section 2.4 and showing the recalculation of adjustments reflected on the Preliminary Balance Sheet. Within 210 days after the Closing Date, final adjustments pursuant to this Section 2.4 and any required refund or payment shall be made on the basis of the Closing Date Balance Sheet. If any dispute arises over the amount to be refunded or paid, such refund or payment shall nonetheless be promptly made to the extent such amount is not in dispute. If any such dispute cannot be resolved by the parties within 240 days after the Closing Date, it shall be referred to a mutually satisfactory independent public accounting firm of national stature which has not been retained by any Party for the two (2) years preceding the Closing Date. The determination of such accounting firm shall be conclusive and binding on each Party. The fees of such firm shall be shared equally by the Buyer and the Seller. The Buyer and Seller agree that the procedure set forth in this Section 2.4(d) for resolving disputes with respect to the Closing Date Balance Sheet shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit the Buyer or the Seller from instituting litigation to enforce the determination of such accounting firm.

(e) Purchase Price Adjustment Payment. If the Purchase Price is reduced pursuant to Sections 2.4(c) and 2.4(d) on the basis of the Closing Date Balance Sheet, the Seller shall, within three Business Days after the date on which the Closing Date Balance Sheet is finally determined pursuant to this Section 2.4, cause to be released to the Buyer from the Escrow Amount an amount equal to such reduction. If the Purchase Price is increased pursuant to Sections 2.4(c) and 2.4(d) on the basis of the Closing Date Balance Sheet, the Buyer shall pay to the Seller, by wire transfer or other delivery of immediately available funds, within three Business Days after the date on which the Closing Date Balance Sheet is finally determined pursuant to this Section 2.4, an amount equal to such excess.

2.5 Escrow.

(a) Three hundred ninety thousand dollars ($390,000) of the Purchase Price (the “Escrow Amount”), shall be held in escrow by the Escrow Agent for the purpose of securing the obligations of the Seller set forth in Section 2.4 and Article VII of this Agreement. Buyer shall deposit the Escrow Amount with the Escrow Agent on the Closing Date.

(b) In accordance with the terms and subject to the conditions of the Escrow Agreement, on the eighteen (18) month anniversary of the Closing Date (or the first Business Day thereafter)(the “Release Date”), the Escrow Agent shall release the Escrow Amount to be released from escrow to Seller, less the sum of all amounts paid to Buyer under Section 2.4 or Article VII as of such date, less the sum of all unresolved disputed Claimed Amounts as of such date (provided, that such disputed amounts shall, to the extent Buyer is not entitled to indemnification hereunder with respect thereto, be released to the Seller from the Escrow Amount promptly following the resolution of such dispute).

2.6 The Closing.

(a) The Closing shall take place at the offices of Nixon Peabody LLP in Washington, D.C., commencing at noon Eastern Time on the Closing Date. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b) At the Closing:

(i) the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.1;

(ii) the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 5.2;

(iii) the Seller shall execute and deliver, or cause to be executed and delivered, to the Buyer a bill of sale and/or assignment in substantially the form attached hereto as Exhibit C, to the extent required by the Buyer one or more Intellectual Property assignments in substantially the form attached hereto as Exhibit D, to the extent required by the Buyer one or more domain name assignments in substantially the form attached hereto as Exhibit E, and such other instruments of conveyance (such as assignments of Lease as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;

(iv) the Buyer shall execute and deliver to the Seller an instrument of assumption in substantially the form attached hereto as Exhibit F and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

(v) the Buyer shall pay to the Seller, payable by wire transfer or other delivery of immediately available funds to an account designated by the Seller, the Purchase Price, as adjusted pursuant to Sections 2.4 (c) and 2.4(d) on the basis of the Preliminary Balance Sheet, reduced by the Escrow Amount; and

(vi) the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature.

2.7 Allocation. The Buyer and the Seller agree to allocate the Purchase Price and the Assumed Liabilities (and all other capitalizable costs) among the Acquired Assets and the non-competition and non-solicitation covenants set forth in Section 6.7 for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 2.7. Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities (except to the extent that such Assumed Liabilities are not required to be capitalized for income tax purposes) shall be reflected by the Buyer in the allocation hereunder in a manner consistent with Schedule 2.7 and Section 1060 of the Code and the regulations thereunder. The Buyer and the Seller further agree that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise, unless required by law after a final determination by an applicable court.

2.8 Further Assurances. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof. At any time and from time to time after the Closing, at the request of the Seller and without further consideration, the Buyer shall execute and deliver such other instruments of assumption and take such actions as the Seller may reasonably request for the Buyer to more effectively assume the Assumed Liabilities. In addition, for a period of up to ninety (90) days after the Closing Date, at no charge to the Buyer, Seller will continue to provide certain transition services which have previously been provided to the Business, to be determined in good faith by mutual agreement of the parties, which transition services may include the provision of certain general ledger and accounts payable accounting services, online and application support services relating to the web sites included in the Acquired Assets, and other software support services.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that, except as set forth in the Schedules attached hereto, the statements contained in this Article III are true and correct as of the date hereof, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Schedules attached hereto shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any section or subsection of the Schedules shall not qualify any other sections or subsections in this Article III.

3.1 Organization, Qualification and Corporate Power of Seller. Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Seller is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction listed in Schedule 3.1, which jurisdictions constitute the only jurisdictions in which the nature of Seller’s businesses or the ownership or leasing of Seller’s properties requires such qualification. Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Seller is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

3.2 Authorization of Transaction. Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller, and no vote of the shareholders of the Seller is required by applicable Law for the consummation of the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by the Seller. This Agreement constitutes, and each of the Ancillary Agreements to which the Seller is a party, upon its execution and delivery by the Seller will constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

3.3 Noncontravention. Neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of

Incorporation or Bylaws of the Seller, (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) except as set forth on Schedule 3.3(c), conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration or material increase of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Seller is a party or by which the Seller is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Seller or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties, assets or rights.

3.4 Subsidiaries; Investments. None of the Acquired Assets or Assumed Liabilities are owned by any Subsidiaries of the Seller. Seller does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that participates in or, directly or indirectly, competes with the Business.

3.5 Financial Statements and Accounts Receivable.

(a) Buyer has received the following unaudited financial statements of the Business (the “Financial Statements”): (i) the unaudited balance sheet and related profit and loss statement of the Business as of and for the year ended December 31, 2011; and (ii) the August 31, 2012 unaudited balance sheet and related profit and loss statement of the Business for the eight-month period then ended. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby The Financial Statements fairly present the financial condition and results of operations of the Business in all material respects as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Seller in all material respects; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments and do not include notes.

(b) Seller’s trade and other accounts receivable included in the Acquired Assets are good and collectible within 90 days after the Closing Date.

(c) Except as set forth on Schedule 3.5, during the period from Balance Sheet Date to the date hereof, inclusive, (a) the Seller has conducted the Business only in the Ordinary Course of Business, (b) there has been no damage, destruction, loss or claim made or filed against Seller (whether or not covered by insurance) or condemnation or other taking which materially adversely affects the Business or the results of operations, properties, condition (financial or otherwise) or prospects of Seller and (c) there has been no Material Adverse Effect, and, to Seller’s Knowledge, no fact or condition exists that has specific application to the Business which might reasonably be expected to cause a Material Adverse Effect.

3.6 Undisclosed Liabilities. Seller does not have any liability with respect to the Business or the Acquired Assets (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) except for (a) liabilities which are fully reflected or reserved against on the Preliminary Balance Sheet, (b) Retained Liabilities or (c) liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date.

3.7 Tax Matters.

(a) The Seller has timely filed (or has caused to be filed) and shall file (or shall cause to be filed) all Tax Returns that it was or will be required to file on or prior to the Effective Time with respect to the Business or any Acquired Assets. All such Tax Returns were or shall be true, correct and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been (or shall be) timely paid and where payment is not yet due, adequate provision has been made on the financial statements of the Seller, including all Taxes the non payment of which would (i) result in a liability for Taxes with respect to any of the Acquired Assets, (ii) otherwise materially affect the Business or (iii) result in the Buyer becoming liable or responsible for Taxes of the Seller or its Affiliates incurred prior to the Effective Time as a result of acquiring the Acquired Assets or as a transferee or successor by contract, Law or otherwise. The Seller is not the beneficiary of any extension of time within which to file any Tax Return. With respect to the Seller, no claim has ever been made by a Governmental Entity in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction, and no basis exists, to Seller’s Knowledge, for any such claim to be made.

(b) The Seller has withheld and paid all Taxes required to have been withheld and paid, including sales and use Taxes and Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 (or any other applicable form) required with respect thereto have been properly completed and timely filed.

(c) (i) There is no material dispute or claim concerning any Tax Damages of the Seller claimed or raised by any Governmental Entity in writing to Seller, (ii) to Seller’s Knowledge, there are no pending, proposed or threatened Tax assessments, examinations, investigations or other Tax proceedings; and (iii) the Seller has not otherwise received any Tax related notices from any Governmental Entity that are specifically related to, or that could reasonably be expected to adversely affect, the Business or the Acquired Assets.

(d) There is no Security Interest affecting any of the Acquired Assets that arose in connection with any failure or alleged failure to pay any Tax, and as a result of the transactions contemplated hereby, none of the Acquired Assets will or could in the hands of the Buyer subject the Buyer to any liability for Taxes of the Seller or its Affiliates or any other Person as a transferee or successor by contract, Law or otherwise.

(e) None of the assets of the Seller: (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

3.8 Ownership and Condition of Assets.

(a) The Seller is the true and lawful owner, and has good and marketable title to, all of the Acquired Assets, free and clear of all Security Interests. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 2.6(b)(iii), the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests.

(b) The Acquired Assets are sufficient for the conduct of the Business as presently conducted and constitute all assets used or held for use by the Seller in the conduct of the Business on the date of this Agreement, provided that is understood and agreed by Buyer that no general and administrative functions, such as finance, human resources and other similar functions, will be included as part of the Business or the Acquired Assets. Without limitation of the foregoing, the Acquired Assets are sufficient to enable the Buyer to perform its obligations under the Assumed Contracts arising after the Effective Time, provided that is understood and agreed by Buyer that no general and administrative functions, such as finance, human resources and other similar functions, will be included as part of the Business or the Acquired Assets and such functions are necessary to enable the Buyer to perform its obligations under the Assumed Contracts arising after the Effective Time. Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), is suitable for the purposes for which it presently is used and is free from latent and patent defects. Except as set forth on Schedule 3.8(b), each tangible Acquired Asset is in the possession of the Seller. The Acquired Assets include all operating assets of the Business.

(c) Schedule 3.8(c) lists all Acquired Assets which are fixed assets (within the meaning of GAAP) or tangible assets.

(d) Each item of equipment and other asset that is being transferred to the Buyer as part of the Acquired Assets and that the Seller has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Seller to such lessor or owner will have been discharged in full.

3.9 Leases. Seller does not own any real property that is used in connection with the Business. Schedule 3.9 lists all Leases and lists the term of each such Lease and the monthly rent payable thereunder. Seller has made available to the Buyer complete and accurate copies of the Leases, together with all written agreements (including any subordination and/or non-disturbance agreements) and estoppel certificates previously executed by or delivered to the Seller pertaining to any Lease. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect;

(b) except as set forth in Schedule 3.9, such Lease is assignable by the Seller to the Buyer without consent or approval of any party and such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither Seller nor, to Seller’s Knowledge, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Seller’s Knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Seller or, to Seller’s Knowledge, any other party under such Lease;

(d) Except as set forth on Schedule 3.9(d), Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e) Except as set forth in the Leases, Seller is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to any Lease which could reasonably be expected to impair the use of such real property in the Ordinary Course of Business or the occupancy by Seller of the property subject thereto.

3.10 Intellectual Property.

(a) Schedule 3.10(a) lists each patent, patent application, copyright registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Seller and all material inventions and unregistered copyrights, trademarks and service marks that constitutes Seller Intellectual Property, including the names and owners thereof. Seller’s use and operation of the Domain Names does not infringe upon, violate or constitute a misappropriation of any United States Intellectual Property or other right of any other Person or of any applicable law or regulation. Except as set forth on Schedule 3.10(a), each of the Domain Names is (i) standing in the name of Seller, which ownership has been properly recorded where and as required to secure or ensure full rights to the same, (ii) valid, subsisting and in good standing without any fees or filings due with respect thereto, and (iii) not subject to any pending or actual or (to Seller’s Knowledge) threatened interference, opposition, cancellation or other proceeding before any court or registration authority. With the exception of the Seller Licensed Intellectual Property, Seller owns exclusively, and has good title to all works of authorship that are used or embodied in the Products, and no other Person has any other rights thereto except as set forth on Schedule 3.10(a).

(b) Except as set forth on Schedule 3.10(b)(i), each component of Seller Intellectual Property contains only those items and rights which are: (i) owned solely and exclusively by Seller, free and clear of any and all Security Interests; (ii) in the public domain; or (iii) rightfully used or otherwise enjoyed by Seller pursuant to a valid and enforceable license or other agreement (which licenses that are material to the Business are listed on Schedule 3.10(b)(ii)) (the “Seller Licensed Intellectual Property”). Without limiting the foregoing, Seller has all rights in the Seller Intellectual Property used, held for use, intended to be used or reasonably necessary or required in the operation or conduct of its Business, including any software development tool, library function, compiler and all other third-party software that is used in the Business to create, modify, compile, operate or support the Products, and to Seller’s

Knowledge, no additional licenses or consents are required from any third party to permit Buyer to fully exploit the Seller Intellectual Property consistent with Seller’s past practice. The execution and delivery of this Agreement by the Seller and consummation by the Seller of the transactions contemplated hereby will not restrict, encumber, impair or extinguish any (i) ownership interest in any Seller Intellectual Property, or (ii) licensed rights under any Seller Licensed Intellectual Property.

(c) Except as set forth on Schedule 3.10(c), neither the reproduction, use, translation, transmission, display, licensing, sublicensing, or sale of the Seller Intellectual Property in the United States, nor the conduct of the Business in the manner now being conducted, breaches, infringes, or otherwise violates any contractual, intellectual property or other proprietary, personal or other right of any Person. Except as set forth on Schedule 3.10(c), Seller has not received any notice or threat of any claim, nor to Seller’s Knowledge is there any basis for any claim, to the effect that such a breach, infringement or violation has occurred or will occur. Except as set forth on Schedule 3.10(c), Seller has not received any notice or threat of any claim, and to Seller’s Knowledge there is no basis for any claim, challenging the validity, enforceability, effectiveness, protectability or, other than with respect to Seller Licensed Intellectual Property, ownership by Seller of any Seller Intellectual Property. Except as set forth in Schedule 3.10(c), since May 5, 2011, to Seller’s Knowledge, no Person has infringed, misappropriated, misused or otherwise violated any Seller Intellectual Property, nor has Seller asserted any claim of infringement, misappropriation, misuse or other violation against any Person (including any employee, former employee, consultant or former consultant of Seller) with respect to the Seller Intellectual Property.

(d) Except as set forth on Schedule 3.10(d), since May 5, 2011, all current and former personnel, including, without limitation, officers, employees, agents, consultants and contractors, who have contributed to or participated in the authorship, conception, reduction to practice and development of Seller Intellectual Property, (i) have executed nondisclosure agreements obligating them to maintain Seller Intellectual Property in confidence, and (ii) have been a party to an enforceable “work-for-hire” arrangement or agreements with Seller in accordance with applicable law that has accorded Seller full, effective, exclusive and original authorship of all tangible and intangible property thereby arising, or (iii) have executed appropriate instruments of assignment of inventions in favor of Seller as assignee that have conveyed to Seller effective and exclusive ownership of all tangible and intangible property thereby arising. No Person other than the Seller possesses or has any right to reproduce and distribute as a standalone product or part of a product not owned by the Seller any source code that is owned by the Seller.

(e) The software programs which are owned by Seller and currently used in conducting the Business, including, without limitation, the Seller Intellectual Property and all modules, models, tools, algorithms and databases relating thereto, do not contain any program, routine, device, or other undisclosed feature that is designed to delete, disable, deactivate, interfere with or otherwise harm such programs or any portion thereof, or any system or server in which such programs may operate, including, without limitation, a bomb, virus, software lock, drop-dead device, malicious logic, worm, trojan horse, clock, timer, back door or trap door. The Seller Intellectual Property is free from significant defects or programming errors and conforms in all material respects to the written documentation and specifications therefor, except as set forth on Schedule 3.10(e).

(f) No royalties, fees or other payments to third parties are due as of the date hereof in respect of any Seller Intellectual Property or any exploitation thereof. Any such royalties, fees or other payments that have accrued prior to the Effective Time will have been timely paid by Seller prior to the Effective Time.

(g) To Seller’s Knowledge, Seller has implemented all commercially reasonable steps to ensure the physical and electronic protection of Seller’s Business information assets from unauthorized disclosure, use or modification and ensure the integrity and security of its computers, software, databases, systems, servers and internet websites from unauthorized access, interruption or corruption. To Seller’s Knowledge, there have been no breaches of such security measures.

(h) Seller has collected, maintained and used PII relating to users of its Products (collectively, “Personal Data”) at all times materially in accordance with applicable Law and its publicly available privacy policies. In particular, and without limiting the foregoing, all Personal Data contained in the databases owned or maintained by or on behalf of Seller has been at all times (i) collected by or on behalf of Seller in all material respects in accordance with all applicable Law and its publicly available privacy policies; and (ii) stored, maintained and used by or on behalf of Seller in all material respects in accordance with all applicable Law and its publicly available privacy policies. True, correct and complete copies of all current and prior privacy policies of Seller, including the privacy policies included in the Seller’s websites relating to the Products, have previously been provided to the Buyer. Each such privacy policy relating to the Products and all materials marketed or distributed by Seller relating to the Products have at all times made all disclosures to users or consumers required by applicable Law, and none of such disclosures made or contained in any such privacy policy or in any such materials have been in violation of any applicable Law. Seller has taken commercially reasonable steps necessary to protect the Personal Data in its possession or maintained on behalf of Seller against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Seller’s Knowledge, there has been no unauthorized access to or other misuse of such Personal Data. No claims have been asserted or, to Seller’s Knowledge, threatened against Seller by any person alleging a violation of such person’s privacy or confidentiality rights under any applicable Law or the Seller’s publicly available privacy policies relating to the Products or any website marketing the Products.

(i) Except as set forth in Schedule 3.10(i), no software or technology developed by a third-party, including any Open Source Software, was or is used in, incorporated into or integrated or bundled with the Products in a manner that would (i) subject the Products to any manner of open source license, such as the GNU general public license, (ii) impose any requirement that the Products be made available or distributed in source code form, or (iii) impose any requirement that the Products be redistributed in any manner. To the extent any Product incorporates any Open Source Software, the open source licenses applicable thereto do not require the payment of any royalty for the commercial use or resale thereof so long as appropriate attribution is given in accordance with the terms thereof. The Products are not licensed pursuant to any open source license such as the GNU general public license or limited general public license.

(j) Except as set forth in Schedule 3.10(j), no third party possesses any copy of any source code of the Products or any component of the Products and Seller has maintained and currently maintains complete source code for the Products.

3.11 Contracts.

(a) Schedule 3.11 lists the following agreements (written or oral) that relate to the Business, to which Seller is a party and that impose future obligations on Seller as of the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease, license or sublicense of personal property (including Seller Intellectual Property) from or to third parties providing for payments in excess of $10,000 per annum or having a remaining term longer than nine months;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than twelve months, (B) which involves more than the sum of $10,000 or (C) in which Seller has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party or has agreed to use its “best efforts” to perform any of its obligations thereunder;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness involving more than $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible and any guarantee (regardless of the amount involved) for the benefit of any current or former employee, director, officer, shareholder, consultant or Affiliate of Seller;

(v) any agreement for the disposition of any significant portion of the assets of the Business (other than sales of Products in the Ordinary Course of Business) or any agreement for the acquisition of the assets related to the Business or business of any other entity related to the Business (other than purchases of inventory or components in the Ordinary Course of Business);

(vi) any agreement prohibiting Seller from competing with respect to the Business anywhere in the world;

(vii) any employment or consulting agreement related to the Business;

(viii) any agreement relating to the Business involving any current or former officer or director of Seller;

(ix) any agreement relating to the Business under which the consequences of a default or termination by Seller would reasonably be expected to have a Material Adverse Effect;

(x) any agreement relating to the Business which contains any provisions requiring Seller to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xi) any agreement relating to the Business for the purchase, licensing or development of software;

(xii) any agreement relating to the Business which limits or restricts where the Seller may conduct the Business or the type or line of business in which the Seller may engage;

(xiii) any sales agency or sales representation agreements relating to the Business and all distribution agreements and reseller agreements relating to the Business;

(xiv) any agreements with providers of content to the Business;

(xv) any contracts relating to the Business evidencing sales to advertisers, advertising agencies or any other person or entity which are “trade” or “barter” transactions and require the furnishing of advertising space, Products or services with a value exceeding $10,000 or subsequent to the Closing Date;

(xvi) any agreement relating to the Business containing termination or other provisions triggered by a change of control or disposition of the assets of the Seller, and any agreements relating to the Business requiring the consent of a third party in the event of a sale or disposition of the assets of the Seller; and

(xvii) any other agreement (or group of related agreements) relating to the Business either involving more than $10,000 or not entered into in the Ordinary Course of Business.

(b) Seller has made available to the Buyer a complete and accurate copy or written description of all material terms of each Material Contract. Except as set forth on Schedule 3.11(b), each Material Contract is legal, valid, binding and enforceable and in full force and effect and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof. Neither Seller nor, to Seller’s Knowledge, any other party, is in breach or violation of, or default under, any Material Contract, and no event has occurred, is pending or, to Seller’s Knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Seller or, to Seller’s Knowledge, any other party under any Material Contract.

3.12 Certain Business Relationships With Affiliates. No Affiliate of Seller owns any asset, property or right, tangible or intangible, which is used in the Business. Except as set forth on Schedule 3.12, no officer or director or any member of their immediate families is, directly or indirectly, interested in any Material Contract.

3.13 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller relating to the Business or the Acquired Assets.

3.14 Insurance. Seller maintains insurance policies (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, employment practices liability, product liability and automobile insurance policies and bond and surety arrangements) of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of Seller. All such policies are in full force and effect. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid and Seller is otherwise in compliance in all material respects with the terms of such policies. To Seller’s Knowledge, there is no threatened termination of any such policy.

3.15 Litigation. As of the date of this Agreement: (a) there is no Legal Proceeding which is pending or has been threatened in writing against Seller relating to the Business or the Acquired Assets, and to Seller’s Knowledge, there is no basis for any of the same; (b) except as set forth on Schedule 3.15(b), the Business and the Acquired Assets are not subject to any judgment, order, decree or settlement; (c) there are no lawsuits, suits or proceedings pending in which the Seller is the plaintiff or claimant and which relate to the Acquired Assets or the Business; (d) there is no action, suit or proceeding pending or, to Seller’s Knowledge, threatened which questions the legality or propriety of the transactions contemplated by this Agreement; and (e) except as set forth on Schedule 3.15(e), to Seller’s Knowledge, no legislative or regulatory proposal has been adopted or is currently proposed which could have a Material Adverse Effect the Business.

3.16 Employee Benefits/Labor Matters.

(a) Schedule 3.16(a) contains a complete and accurate list of all Seller Plans. Complete and accurate copies of (i) all Seller Plans which have been reduced to writing, (ii) written summaries of all unwritten Seller Plans and (iii) all summary plan descriptions, summaries of material modifications and other material communications to employees in respect of Seller Plans have been made available to the Buyer.

(b) Each Seller Plan has been administered in all material respects in accordance with its terms and applicable Laws and each of Seller and its ERISA Affiliates has in all material respects met its obligations with respect to each Seller Plan and has made all required contributions thereto. With respect to the Seller Employees, Seller has complied in all material respects with all applicable Laws which relate to wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

(c) Schedule 3.16(c) discloses each agreement with any Seller Employee (i) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee or (iii) providing severance benefits or other benefits after the termination of employment of such Seller Employee.

(d) The Seller has no express or implied commitment (i) to create or incur liability with respect to or cause to exist any other Employee Benefit Plan, program or arrangement or (ii) to modify, change or terminate any Seller Plan, other than with respect to a modification or change required by ERISA or the Code

(e) Schedule 3.16(e) sets forth the policy of the Seller with respect to accrued vacation, sick days and paid time off and the amount of such liabilities as of the Balance Sheet Date.

(f) Except as set forth in Schedule 3.16(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein (alone or together with any other event) will (i) result in any payment (including, without limitation, severance, unemployment compensation, retention bonus, “golden parachute” or excess parachute payment within the meaning of Section 280G of the Code) becoming due to any current or former employee of the Seller, (ii) increase any benefits otherwise payable under any benefit plan to any current or former employee of the Seller or (iii) except as expressly contemplated by this Agreement, result in the acceleration of the time of payment or vesting of any benefit to any current or former employee of the Seller.

(g) Schedule 3.16(g) sets forth each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (a “Non-Qualified Deferred Compensation Plan”) and that is subject to the requirements of Section 409A of the Code. No Taxes under Section 409A of the Code may be imposed on any current or former employee of the Seller with respect to a Non-Qualified Deferred Compensation Plan, any other compensation plan or any transaction contemplated by this Agreement or any Ancillary Agreement.

3.17 Employees.

(a) Schedule 3.17 sets forth a list of all employees and consultants of Seller that perform any material function relating primarily to the Business (the “Seller Employees”), along with the position and the annual rate of compensation, including commissions and bonuses, of each such person. Except as set forth on Schedule 3.17(a), each current or past Seller Employee has entered into a confidentiality agreement with Seller, a copy or form of which has previously been delivered to the Buyer. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

(b) Seller is not a party to or bound by any collective bargaining agreement, nor has Seller experienced any strike, slowdown or other collective bargaining dispute. Seller has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to Seller Employees.

3.18 Environmental Matters.

(a) The Seller has complied with all applicable Environmental Laws applicable to the Business or the Acquired Assets. There is no pending or, to Seller’s Knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law applicable to the Business or the Acquired Assets.

(b) To Seller’s Knowledge, the Seller does not have any liabilities or obligations relating to the Business or the Acquired Assets which arise from the release of any Materials of Environmental Concern into the environment at properties currently or formerly leased to or owned by the Seller or at properties to which the Seller has sent wastes for recycling, storage, treatment or disposal.

(c) The Seller is not a party to or bound by any court order, administrative order, consent order or other agreement between the Seller and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law applicable to the Business or the Acquired Assets.

3.19 Brokers’ Fees. Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.20 Licenses and Authorizations. Schedule 3.20 lists all agreements, licenses, Permits, registrations, approvals and authorizations that are held by Seller as of the date hereof and are required for the conduct of the Business, as presently conducted.

3.21 Anti-Bribery Laws. The Seller and the Business are and at all times have been in compliance in all material respects with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Anti-Kickback Act of 1986 and all anti-corruption or bribery applicable Laws (including any applicable written statements, requirements, directives or policies of any Governmental Entity) in any jurisdiction in which the Business has been conducted (collectively, “Anti-Bribery Laws”). Neither the Seller nor any Seller Employee has received any written communication from any Governmental Entity that alleges that Seller or the Business, or any current or former employee, agent, representative, sales person or consultant thereof, is or may be, in material violation of, or has, or may have, any material liability under, Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of the Seller or any Seller Employee. Seller does not have any pending or anticipated disclosures to any Governmental Authority for potential violations of Anti-Bribery Laws. None of the Seller, the Seller Employees or, to Seller’s Knowledge, any former officers, directors, employees, contractors, subcontractors, leased employees, consultants, agents or representatives of the Company or the Business has in violation of applicable Laws (including Anti-Bribery Laws), directly or indirectly, offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year) or any commission payment payable to (i) any person who is an official or representative of any Governmental Entity, (ii) any political party or official thereof, (iii) any candidate for political office or political party office or (iv) any Affiliate thereof.

3.22 Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in the schedules attached hereto or any certificate or Ancillary Agreement delivered or to be delivered by or on behalf of the Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

3.23 No Other Representations or Warranties; Disclaimers. Except for the representation and warranties made by Seller in this Article III (as modified by the Seller Schedules and the Preliminary Balance Sheet or the Closing Date Balance Sheet and any certificates delivered or to be delivered by or on behalf of the Seller pursuant to this Agreement), Seller has not made or shall be deemed to make or have made any other express or implied representation or warranty in this Agreement or any Ancillary Agreement, and Seller expressly disclaims any such other representations or warranties. For the avoidance of doubt, this Section 3.23 shall not apply to any representation or warranty made or to be made by the Seller in the License Agreement or the Transition Services Agreement. Without limiting the generality of the foregoing, notwithstanding anything to the contrary in this Agreement, Seller has not made or shall be deemed to make or have made any representation or warranty to Buyer with respect to any estimates, projections, forecasts, plans, budgets, or similar materials or information relating to the future operating and financial performance of the Business or the Acquired Assets heretofore or hereafter delivered or made available to Buyer or any of its respective agents or representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this Article IV are true and correct as of the date hereof.

4.1 Organization and Corporate Power. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Buyer is not in default under or in violation of any provision of its certificate of formation or operating agreement.

4.2 Authorization of the Transaction. Each of the Buyer and Point Roll has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and Point Roll of this Agreement and the Ancillary Agreements to which they are a party and the consummation by the Buyer and Point Roll of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Point Roll. This Agreement has been duly and validly executed and delivered by the Buyer and Point Roll. This Agreement constitutes, and each of the Ancillary Agreements to which the Buyer or Point Roll (as applicable) is a party, upon its execution and delivery by the Buyer or Point Roll (as applicable)will constitute, a valid and binding obligation of the Buyer or Point Roll (as applicable), enforceable against such party in accordance with its terms.

4.3 Noncontravention. Neither the execution and delivery by the Buyer or Point Roll of this Agreement or the Ancillary Agreements, nor the consummation by the Buyer or Point Roll of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of formation, certificate of incorporation, operating agreement or bylaws of the Buyer or Point Roll (as applicable), (b) require on the part of the Buyer any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration or increase of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or Point Roll is a party or by which it is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or give rise to an action, suit or proceeding which questions the legality or propriety of the transactions contemplated by this Agreement, or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby or give rise to an action, suit or proceeding which questions the legality or propriety of the transactions contemplated by this Agreement, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or Point Roll or any of its respective properties, assets or rights.

4.4 Availability of Funds. The Buyer has funds available to it sufficient to pay to the Seller the Purchase Price and to perform all of the obligations of the Buyer pursuant to, and to consummate the transactions contemplated by, this Agreement.

4.5 Litigation. As of the date of this Agreement there is no action, suit or proceeding pending or, to Buyer’s Knowledge, threatened in writing against Buyer or Point Roll which questions the legality or propriety of the transactions contemplated by this Agreement.

4.6 Brokers. Neither the Buyer nor Point Roll has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.7 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in any certificate delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Seller set forth in this Agreement that are qualified by materiality shall be true and correct in all respects, and those representations and warranties not so qualified shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b) the Seller shall have performed or complied with in all material respects its agreements and covenants, and shall have satisfied all conditions required to be performed or complied with by Seller under this Agreement as of or prior to the Closing;

(c) no Legal Proceeding shall be pending or in effect wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent, or result in substantial Damages in respect of, the consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation;

(d) none of the Parties shall have received written notice from any Governmental Entity of (i) its intent to institute any Legal Proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the consummation of this Agreement or (ii) the actual commencement of such an investigation;

(e) there shall have occurred no Material Adverse Effect;

(f) the Seller shall have delivered to Buyer the Seller Certificate;

(g) (i) each of the Key Employees (other than Nick Rutherford) shall have executed and delivered to the Buyer an Employment Agreement; and (ii) each Business Employee not executing an Employment Agreement shall have executed and delivered to the Buyer an executed Confidentiality and Assignment of Inventions Agreement in substantially the form attached hereto as Exhibit G;

(h) the Seller shall have delivered to the Buyer a landlord’s estoppel certificate in substantially the form attached hereto as Exhibit H, executed and delivered by Fidelity Real Estate Company, LLC with respect to that certain Lease pertaining to office space located at 7 Water Street, Boston, MA 02109;

(i) the Seller shall have delivered to the Buyer consents to the assignment to the Buyer of the Assigned Contracts listed on Schedule 5.1(i) executed by the other parties thereto, in form and substance reasonably acceptable to the Buyer and its counsel;

(j) the Seller shall have delivered to the Buyer copies of all software related to the Business;

(k) the Seller shall have delivered to the Buyer an executed counterpart to the Krillion License Agreement;

(l) the Seller shall have delivered to the Buyer an executed counterpart to the License Agreement;

(m) the Seller shall have delivered to the Buyer an executed counterpart to the Escrow Agreement;

(n) the Seller shall have delivered to the Buyer a discharge or release of any lien on the Acquired Assets, executed by Square 1 Bank, in form and substance reasonably acceptable to the Buyer and its counsel;

(o) the Seller and Brian Goss, as President of Rovion, Inc. for purposes of Section 278 of Delaware General Corporation Law, shall have executed and delivered an assignment from Rovion, Inc. to Seller of the trademarks set forth on Schedule 5.1(o) and such assignment shall have been filed and recorded with the U.S. Patent and Trademark Office;

(p) the Seller and Brian Goss, as President of Rovion, Inc. for purposes of Section 278 of Delaware General Corporation Law, shall have executed and delivered an assignment from Rovion, Inc. to Seller of the copyrights set forth on Schedule 5.1(p) and such assignment shall have been filed and recorded with the U.S. Copyright Office;

(q) the registration for each of the domain names set forth on Schedule 5.1(q) shall have been transferred to Seller and Seller shall have delivered to Parent evidence reasonably satisfactory to Parent of such transfer; and

(r) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Seller in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

5.2 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Buyer set forth in this Agreement that are qualified by materiality shall be true and correct in all respects, and those representations and warranties not so qualified shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b) the Buyer shall have performed or complied with in all material respects its agreements and covenants, and shall have satisfied all conditions, in each case required to be performed or complied with under this Agreement as of or prior to the Closing;

(c) no Legal Proceeding shall be pending or in effect wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent, or result in substantial Damages in respect of, the consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation;

(d) none of the Parties shall have received written notice from any Governmental Entity of (i) its intent to institute any Legal Proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the consummation of this Agreement or (ii) the actual commencement of such an investigation;

(e) the Buyer shall have delivered to the Seller an executed counterpart to the Krillion License Agreement;

(f) the Buyer shall have delivered to the Seller an executed counterpart to the License Agreement; and

(g) the Buyer shall have delivered to the Seller an executed counterpart to the Escrow Agreement.

ARTICLE VI

POST-CLOSING COVENANTS

6.1 Proprietary Information. From and after the Closing, the Seller shall not disclose or make use of (except to pursue its or their rights, under this Agreement, the License Agreement, or the Ancillary Agreements), and shall each use its best efforts to cause any of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets or the Business except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Seller or an Affiliate thereof or such disclosure is required by applicable Laws. Buyer understands and agrees that Seller will issue a current report on Form 8-K with the Securities and Exchange Commission pursuant to its reporting obligations under the Securities Exchange Act of 1934, as amended, in the form attached hereto as Exhibit K, which shall include a copy of this Agreement as an exhibit thereto. Buyer shall have the right to review such Form 8-K (including all exhibits attached thereto) in advance of filing by Seller. If requested by the Buyer, the Seller shall enforce, for the benefit of the Buyer, all confidentiality, invention assignments and similar agreements between the Seller and any other party relating to the Acquired Assets or the Business which are not Assigned Contracts; provided that any costs or expenses incurred by any Seller in connection with any such enforcement shall be borne by the Buyer.

6.2 Use of Name. The Seller shall not use, or permit any Affiliate to use, the name “Rovion” or any name reasonably similar thereto after the Closing Date. Without limitation of the foregoing, after the Closing Date, the Seller agrees not to, directly or indirectly, use or authorize any other person or entity (other than the Buyer or its Affiliates) to use the word “Rovion” or any name reasonably similar thereto, or any Seller Intellectual Property (including any variant extension domain name derived from any of the Domain Names or any domain name with a variant spelling based on, derived from, or reasonably similar to, any of such Domain Names), as a corporate or business name, trade name, domain name, trademark or servicemark, except as provided for in the License Agreement.

6.3 Employees. The Parties agree that the Buyer shall offer employment to substantially all of the Seller Employees set forth on Schedule 3.17 who are actively employed by the Seller immediately prior to the Closing Date. The Seller hereby consents to the hiring of any such employees by the Buyer and waives, with respect to the employment by the Buyer of such employees, any claims or rights the Seller may have against the Buyer or any such employee under any non-competition, confidentiality or employment agreement. The Seller shall be responsible for payment of all compensation (including accrued vacation, commissions, severance and sick pay) payable to all employees of the Seller up through the Effective Time and shall retain all liabilities and obligations with respect to employees who are not employed by the Buyer. The Seller shall be responsible for all liabilities and obligations relating to any Seller Plan. Seller agrees to pay at Closing (a) retention bonuses, subject to deductions and withholdings required by applicable law, in the following amounts: (i) $35,945 to Brian Goss;

(ii) $12,082 to David Arslanian; and (iii) $16,613 to David Simon; (b) a sales bonus in the amount of $51,700, subject to deductions and withholdings required by applicable law, to Brian Goss; and (c) severance payments, subject to deductions and withholdings required by applicable law, in the following amounts: (i) $40,000 to Brian Goss; (ii) $30,000 to David Arslanian; and (iii) $30,000 to David Simon.

6.4 Payment of Debts. Seller covenants and agrees that all debts, obligations and liabilities relating to the Business which are not Assumed Liabilities will be promptly paid and discharged by Seller as and when they become due and payable. Buyer covenants and agrees that the Assumed Liabilities will be promptly paid and discharged by Buyer as and when they become due and payable.

6.5 Business Relationships. After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Without limitation of the foregoing, to the extent that consents to assignment of any of the Assigned Contracts listed on Schedule 5.1(i) have not been obtained on the Closing Date, the Seller will use commercially reasonable efforts to obtain such consents promptly following the Closing Date. Seller will refer to Buyer all inquiries relating to the Business. Neither Seller nor any of its officers, employees, or agents shall take any action that would tend to disparage the Products or the name or business of Buyer, as owner of the Business, after the Closing.

6.6 Books and Records. In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three years following the Closing, Seller shall retain the books and records which relate to the Business and its operations for periods prior to the Closing and, upon reasonable notice, afford the Buyer reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

6.7 Non-competition and Non-solicitation.

(a) Seller agrees that, for a period of three (3) years after the Closing, Seller shall not, directly or indirectly (whether as principal, agent, independent contractor, partner, member, manager or otherwise) own, manage, operate, or control any company or business with products or services substantially similar to or competitive with the Business as of the date hereof, except as expressly permitted by the License Agreement, nor shall Seller make any investments in any company or business with products or services substantially similar to or competitive with the Business as of the date hereof, whether conducted by Buyer or any of its Affiliates; provided, however, that nothing herein shall prevent Seller from investing as a less than five percent (5%) shareholder of any company listed on a national securities exchange. For the avoidance of doubt, the parties agree that Seller shall not be prohibited from the operation of proprietary web sites, such as www.local.com, the operation of a daily deals and consumer rewards program, such as www.spreebird.com, the operation of a location-based shopping data company, including the placement of location-based shopping data within rich media advertising, such as available at www.krillion.com, the operation of a private label directory business, such as Seller’s Local Connect offering, the operation of a premium ad network, and the operation of a sales and ad services business pursuant to which the Seller sells or licenses websites, web listings, display advertising (including rich media advertising), pay-per-click advertising and other services to small and medium size businesses, provided that any use of Seller Intellectual Property in accordance with the foregoing is undertaken pursuant to and in accordance with the License Agreement.

(b) Seller agrees that, for a period of three (3) years after the Closing, Seller shall not, directly or indirectly (whether as principal, agent, independent contractor, partner, member, manager or otherwise) solicit or attempt to induce any Business Employee, agent, licensor, licensee content provider, supplier, distributor or customer of the Business to terminate such employment, agency or business relationship with the Buyer or any Affiliate of the Buyer that is a transferee of the Business. Notwithstanding the foregoing, Seller may, directly or indirectly, offer to sell, sell, offer to license to, or license to (whether as principal, agent, independent contractor, partner, member, manager or otherwise) any Business agent, licensor, licensee, content provider, supplier, distributor or customer of the Business any products or services that are not offered by the Business as of the date hereof or that are offered by the Business, but that Seller is permitted to continue offering pursuant to the License Agreement.

(c) Seller agrees that if any court or agency of competent jurisdiction determines that this Section 6.7 or any paragraph hereof is unenforceable as drafted, it shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

6.8 Seller’s Tax Compliance Certificates. Upon signing this Agreement, the Seller shall promptly file for and request the following certificates (including by filing a “Request for a Certificate of Good Standing or Tax Compliance” with the Massachusetts Department of Revenue and checking the box entitled “Certificate of Good Standing” and the box entitled “Waiver of Corporate Tax Lien”) and shall furnish them to the Buyer promptly upon their receipt, and shall diligently pursue and use their reasonable best efforts to obtain such certificates after the Closing Date if they are not received on or before the Closing Date:

(a) a waiver of the lien under M.G.L. ch. 62C, Sec. 51 issued by the commissioner of revenue of Massachusetts as provided in M.G.L. ch. 62C, Sec. 52 and a certificate of tax good standing issued by the commissioner of revenue of Massachusetts with respect to any and all returns due and taxes payable as of issuance of the certificate as provided in M.G.L. ch. 62C, Sec. 52 and similar certificates from other applicable states, to the extent applicable; and

(b) a certificate from the commissioner of revenue of Massachusetts showing that no amount is due or it has paid all amounts due under M.G.L. ch. 64H or M.G.L. ch. 64I and comparable provisions of the law of other applicable states, if any, as provided in M.G.L. ch. 62C, Sec. 44 and similar certificates from other applicable states, to the extent applicable.

6.9 Accounts Receivable.

(a) During the 180-day period that begins on the Closing Date (the “Collection Period”), Buyer shall collect and receive payment in the ordinary course of business with respect to the outstanding accounts receivable of the Business as of the Closing Date which are listed on Schedule 6.9 attached hereto (the “Receivables”), and shall pursue collection thereof in accordance with past practices of Point Roll (but shall not be obligated to commence any litigation to collect any Receivables). All such payments from each obligor of a Receivable shall be applied on a “first-in, first-out” basis during the Collection Period so that each payment from an obligor is applied first to the oldest outstanding account receivable of such obligor, and such payments shall be promptly remitted to the Seller after the end of each monthly accounting period during the Collection Period.

(b) Upon the expiration of the Collection Period, Buyer shall cease to have any further responsibilities with respect to the uncollected Receivables (except that Buyer shall promptly remit to Seller any amount subsequently received by Buyer on account of the Receivables).

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by Seller. Seller shall indemnify any Buyer Group Member in respect of, and hold such Buyer Group Member harmless against, Damages incurred or suffered by any Buyer Group Member, resulting from, relating to or constituting:

(a) any breach (without regard to any materiality or knowledge qualifiers), as of the Closing Date, of any representation or warranty of the Seller contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished and executed by the Seller to the Buyer pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of the Seller contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished and executed by the Seller to the Buyer pursuant to this Agreement;

(c) any Retained Liabilities; or

(d) any litigation, proceeding or claim by a third party (including any employee, director, officer or stockholder of the Seller or any former employee, director, officer or stockholder of the Seller) relating to the ownership of the Acquired Assets or the management or operation of the Business on or prior to the Effective Time.

7.2 Indemnification by Buyer. The Buyer and Point Roll, jointly and severally, shall indemnify any Seller Group Member in respect of, and hold such Seller Group Member harmless against, Damages incurred or suffered by any Seller Group Member, resulting from, relating to or constituting:

(a) any breach (without regard to any materiality or knowledge qualifiers), as of the Effective Time, of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished and executed by Buyer to the Seller pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished and executed by the Buyer to the Seller pursuant to this Agreement;

(c) any Assumed Liabilities; or

(d) any litigation, proceeding or claim by a third party (including any employee, officer, manager or member of the Buyer or any former employee, officer, manager or member of the Buyer) relating to the ownership of the Acquired Assets or the management or operation of the Business after the Effective Time to the extent that such litigation, proceeding or claim relates to matters for which Seller is not obligated to indemnify Buyer pursuant to Section 7.1 above.

7.3 Notice of Claims.

(a) Any party seeking indemnification under this Article VII (the “Indemnified Party”) shall give to the Indemnifying Party a Claim Notice; provided, that a Claim Notice in respect of any Third Party Action shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case, if Seller is the Indemnifying Party, subject to the limitations set forth in Section 7.6, the Escrow Amount shall be reduced in the aggregate by the Claimed Amount and the Indemnifying Party shall provide all necessary instruction to the Escrow Agent pursuant to the Escrow Agreement to release such Claimed Amount to the Indemnified Party; and, if Buyer is the Indemnifying Party, the Buyer and Point Roll shall pay to the Seller within ten (10) days the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case, if Seller is the Indemnifying Party, subject to the limitations set forth in Section 7.6, the Escrow Amount shall be reduced in the aggregate by the Agreed Amount and the Indemnifying Party shall provide all necessary instruction to the Escrow Agent pursuant to the Escrow Agreement to release such Agreed Amount to the Indemnified Party; and, if Buyer is the

Indemnifying Party, the Buyer and Point Roll shall pay to the Seller within ten (10) days the Agreed Amount), or (iii) dispute in good faith that the Indemnified Party is entitled to receive any of the Claimed Amount. The Indemnifying Party shall agree to an Agreed Amount to the extent that it does not have a reasonable basis for disputing any portion of the Claimed Amount.

(c) During the thirty (30) day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such thirty (30) day period, such Dispute shall be resolved in a state or federal court sitting in the State of Delaware in accordance with Section 8.12. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

7.4 Third Party Actions.

(a) Subject to Section 7.4(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Party Action against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnifying Party hereunder, and in any such case the Indemnifying Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that:

(i) the Indemnifying Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Party Action as to which the Indemnified Party has so elected to conduct and control the defense thereof;

(ii) the Indemnified Party shall not, without the written consent of the Indemnifying Party (which written consent shall not be unreasonably withheld, conditioned or delayed), pay, compromise or settle any such Third Party Action, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnifying Party shall fail, within fourteen (14) days to provide notice of objection to such payment, settlement or compromise of such Third Party Action. If the Indemnifying Party timely provides notice of objection to such payment, settlement, or compromise of such Third Party Action, it shall have an additional thirty (30) days to either withdraw its objections to all or a portion of such payment, settlement or compromise or acknowledge and agree in writing that, if such Third Party Action shall be adversely determined with respect to the disputed portion of such Third Party Claim, such Indemnifying Party has an obligation to provide indemnification hereunder to such Indemnified Party with respect to the disputed portion of such Third Party Claim.

Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Party Action without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld, conditioned or delayed.

(b) The Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Party Action for which indemnification is sought if:

(i) the Third Party Action is solely for money damages or will have no continuing effect in any material respect on the Business or the Acquired Assets; and

(ii) the Indemnifying Party has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnifying Party has an obligation to provide indemnification to the Indemnified Party in respect of the Third Party Claim.

In any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith. In any such case, the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any Third Party Action that the Indemnifying Party has elected to conduct and control the defense of.

7.5 Survival of Representations and Warranties and Covenants. All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and 7.2(a) shall (a) survive the Closing and (b) shall expire on the eighteen (18) month anniversary of the Closing Date, provided that the representations and warranties set forth in Sections 3.7, 3.8(a) and 3.16 shall survive until the expiration of all statutes of limitation applicable to the matters referenced therein, and provided further that the representations and warranties set forth in Section 3.10 shall survive for a period of five (5) years from the Closing Date, and provided further that the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 4.1, 4.2, and 4.3 shall survive without time limit. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, a Claim Notice based upon a breach of such representation or warranty, then the specific applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. All covenants of the Parties (including the covenants that are covered by the indemnification agreements in Sections 7.1(b), (c), and (d) and 7.2(b), (c) and (d)) shall survive the Closing without time limit, except those covenants which by their terms expire after a specified time limit shall survive the Closing until the expiration of the applicable time limit.

7.6 Limitations. Notwithstanding anything to the contrary herein:

(a) No party shall seek or be entitled to any punitive damages, consequential damages or damages based on estimated profits, except to the extent that any such damages are the result of a Third Party Action in which such damages are awarded to the third party.

(b) The aggregate liability of the Seller under Section 7.1(a) (other than all liability under Section 7.1(a) for claims based on a breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.7, 3.8(a), 3.10, 3.16 or 3.19) shall not exceed the Escrow Amount.

(c) Buyer agrees that any and all claims under this Article VII shall first be made against and satisfied out of the Escrow Amount and that Seller shall not be required to pay any Damages hereunder until the Buyer shall have fully exhausted the Escrow Amount in pursuit of any such claims.

(d) The Seller shall have no liability hereunder in excess of the Purchase Price.

(e) Notwithstanding the foregoing, the foregoing limitations shall not apply with respect to, and the Seller shall be liable for the full amount of, any Damages arising due to: (i) a material breach of any non-competition or non-solicitation covenant set forth in Section 6.7, provided Buyer shall provide Seller at least thirty (30) days’ notice and opportunity to cure such breach, and if such breach is timely cured, this Section 7.6(e) shall not be applicable, (ii) fraud, or (iii) the willful breach of any covenant of the Seller set forth in this Agreement or any Ancillary Agreement to which it is a party, provided Buyer shall provide Seller at least thirty (30) days’ notice and opportunity to cure such breach, and if such breach is timely cured, this Section 7.6(e) shall not be applicable.

(f) Notwithstanding anything to the contrary set forth in this Agreement, the Seller shall have no liability for any claims under Section 7.1(a) unless the aggregate amount (without duplication) of Damages for all such claims exceeds $50,000 (the “Basket Amount”), in which case the Indemnified Party shall be entitled to be indemnified for all such Damages; provided, however, that the Seller shall be liable without regard to the Basket Amount for any and all Damages arising due to any breach of a representation or warranty set forth in Sections 3.1, 3.2, 3.3, 3.7, 3.8(a), 3.16 and 3.19. For purposes of calculating the Basket Amount, individual Damages claims of less than $2,000 (the “Small Claims”) shall be disregarded unless the total amount of all Small Claims equals or exceeds $20,000 (the “Small Claims Amount”), in which event all Small Claims shall be counted in calculating the Basket Amount; provided, however, that if the Basket Amount is exceeded without counting Small Claims which total less than the Small Claims Amount, then all Small Claims shall be entitled to indemnification under Section 7.1(a).

7.7 Treatment of Indemnity Payments. Any payments made to an Indemnified Party (or amounts set off by Buyer), as may finally be adjusted, pursuant to this Article VII shall be treated as an adjustment to the Purchase Price for tax purposes.

7.8 Additional Restrictions and Exclusive Remedy. Except for remedies that cannot be waived as a matter of applicable Law and injunctive and provisional equitable relief (including specific performance), if a Closing occurs, the indemnification provisions of this Article VII are the sole and exclusive remedy for monetary Damages following the Closing for any breaches or alleged breaches of any representation, warranty or other provision of this Agreement or the Ancillary Agreements and, without limitation of the foregoing, each of the Parties hereto hereby waives any and all statutory, common law and contractual rights and remedies with respect to the subject matter of this Agreement or any Ancillary Agreement. No loss, claim, damage, expense or liability of any type shall constitute Damages to any Indemnified Party under this Article VII to the extent of any insurance proceeds actually received by such Indemnified Party with respect to such loss, claim, damage, expense or other liability (after deducting the amounts of policy deductibles, self-insurance retentions and any out-of-pocket costs and expenses incurred in connection with the recovery of such proceeds), provided that no Indemnified Party shall have any obligation under this Agreement to make a claim for recovery under any insurance policy.

ARTICLE VIII

MISCELLANEOUS

8.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure). Buyer understands and agrees that Seller will issue a current report on Form 8-K with the Securities and Exchange Commission pursuant to its reporting obligations under the Securities Exchange Act of 1934, as amended, in the form attached hereto as Exhibit K, which shall include a copy of this Agreement as an exhibit thereto. Any such Form 8-K (including all exhibits attached thereto) shall be furnished to Buyer in advance of filing by Seller.

8.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

8.3 Entire Agreement. This Agreement (including the schedules attached hereto and the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof, including the letter agreement between Seller and Buyer dated August 17, 2012. No Party makes, and each Party hereby expressly disclaims reliance upon, any representations or warranties with respect to the matters described herein other than as expressly set forth herein, as limited by the exceptions contained in the Schedules hereto, or in the other Ancillary Agreements.

8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that (i) Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of the Buyer, provided that the Buyer, in any such event, shall remain liable for payment of the Purchase Price hereunder, and (ii) any Party may assign this Agreement to a purchaser of all or substantially all of its assets or business so long as such assignment does not relieve such Party of any of its obligations hereunder.

8.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic mail (in “.pdf” or similar format) shall be as effective as delivery of a manually executed counterpart hereof.

8.6 Headings; Construction. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed as if drafted jointly among the parties and each provision hereof has been subject to negotiation and agreement, and no presumption, burden of proof or rule of construction shall be applied that favors or disfavors any party by virtue of authorship of any provision of this Agreement.

8.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller:	Local Corporation 7555 Irvine Center Irvine, CA 92618 Attention: General Counsel Fax: (949) 784-0800

If to the Buyer or Point Roll:	Rovion, LLC 7950 Jones Branch Drive McLean, Virginia 22107 Attention: General Counsel Fax: (703) 854-2031

with a copy to:	Rovion, LLC 7950 Jones Branch Drive McLean, VA 22107 Attention: Tom Cox Fax: (703) 854-2042

with a copy to (which shall not constitute notice):	Nixon Peabody LLP 401 Ninth Street, N.W. Suite 900 Washington, D.C. 20004 Attention: John C. Partigan, Esq. Fax: (866) 947-3586

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to provisions of conflicts of laws.

8.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

8.11 Expenses and Transfer Taxes. Except as set forth in Section 2.4 and Article VII, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Buyer and Seller shall each be responsible for fifty percent (50%) of (i) any sales, use, stock transfer, excise or similar taxes, customs or duties arising from sale of the Acquired Assets pursuant to this Agreement and (ii) the fees and expenses of the Escrow Agent.

8.12 Submission to Jurisdiction; Waiver of Jury Trial. Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 8.7, provided that nothing in this Section 8.12 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS.

8.13 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the material provisions of this Agreement (including Sections 6.1 and 6.7) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties shall be entitled to seek an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof and having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

LOCAL CORPORATION

By:	/s/ Kenneth Cragun
Name: Kenneth Cragun
Title: Chief Financial Officer

ROVION, LLC

By:	/s/ Tom Cox
Name: Tom Cox
Title: Authorized Representative

Solely for purposes of enforcing Article VII of this Agreement:

POINT ROLL, INC.

By:	/s/ Tom Cox
Name: Tom Cox
Title: Authorized Representative

[Signature Page of Asset Purchase Agreement]